Exhibit 16.1

[Rothstein Kass Letterhead]

November 29, 2006

Securities and Exchange Commission

100 F. Street, N.E.

Washington, D.C. 20549

Re: Jamba, Inc. (Commission File No. 0001316898)

We have read the statements that we understand Services Acquisition Corp. International will include under Item 4 of the Form 8-K report it will file regarding the recent change of auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made under Item 4.

Yours truly,

/s/ Rothstein, Kass and Company, P.C.

Rothstein, Kass and Company, P.C.